Exhibit (h)(19)
EXECUTION VERSION
EXPENSE WAIVER AGREEMENT
Allianz Funds
1345 Avenue of the Americas
New York, NY 10105
December 9, 2010
Allianz Global Investors Fund Management LLC
1345 Avenue of the Americas
New York, NY 10105
Ladies and Gentlemen:
     This Expense Waiver Agreement (this “Agreement”) is made as of the date first set forth above between Allianz Funds (the “Trust”), on behalf of its series as set forth in Exhibit A hereto (each a “Fund” and, together, the “Funds”), and Allianz Global Investors Fund Management LLC (“AGIFM”), on the following terms:
     1. The Trust is an open-end management investment company that has multiple separate investment portfolios, including the Funds.
     2. Pursuant to an Amended and Restated Administration Agreement dated June 4, 2008 (the “Administration Agreement”) and an Amended and Restated Investment Advisory Agreement dated May 5, 2000 (the “Advisory Agreement” and, together with the Administration Agreement, the “Management Agreements”), the Trust has retained AGIFM to provide the Trust and the Funds, and the Funds’ shareholders, with investment advisory, administration and other services.
     3. During the term of this Agreement, for each Fund listed under “Fund” in Exhibit A, for the share classes of such Fund specified adjacent under “Classes,” AGIFM shall waive its fees payable under the particular Management Agreement specified adjacent under “Agreement” in the amount or according to the schedule specified adjacent under “Expense Waiver.” In each case, the amount waived will first be determined as aggregated across all share classes specified under “Classes” and then prorated among the specified share classes according to the average daily net assets attributable to each share class.
     4. This Agreement shall be effective as of November 1, 2010 for a term lasting through October 31, 2011.

Exhibit (h)(19)
EXECUTION VERSION
     If the foregoing correctly sets forth the agreement between the Trust and AGIFM, please so indicate by signing and returning to AGIFM the enclosed copy hereof.

Very truly yours,

ALLIANZ FUNDS

By: Name:	/s/ E. Blake Moore, Jr. E. Blake Moore, Jr.
Title:	President and Chief Executive Officer
ACCEPTED AND AGREED TO:
ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director
[Signature Page — Allianz Funds Expense Waiver Agreement — Nov. 1, 2010 — Oct. 31, 2011]

Exhibit (h)(19)
EXECUTION VERSION
Exhibit A

			Expense Waiver (stated as a
			percentage of average daily net
			assets of the Fund or attributable
			to the specified share classes, as
Fund	Classes	Management Agreement	applicable)
Allianz AGIC Emerging Markets Opportunities	All Classes	Advisory Agreement	0.05%

Allianz AGIC International	All Classes	Advisory Agreement	0.05%

Allianz AGIC Pacific Rim	All Classes	Advisory Agreement	0.05%

Allianz NFJ Dividend Value	All Classes	Advisory Agreement	0.025% on assets in
			excess of $7.5
			billion and by an
			additional 0.025%
			on assets in excess
			of $10 billion

Allianz NFJ Small Cap Value	All Classes	Advisory Agreement	0.025% on assets in
			excess of $3
			billion, by an
			additional 0.025%
			on assets in excess
			of $4 billion and
			by an additional
			0.025% on assets in
			excess of $5
			billion

Allianz NFJ Small Cap Value	Institutional Class Administrative Class	Administration Agreement	0.05%

Allianz RCM Strategic Growth	All Classes	Advisory Agreement	0.10%

Allianz RCM Global Small Cap	All Classes	Advisory Agreement	0.15%
[Exhibit A to Allianz Funds Expense Waiver Agreement]